Exhibit 10.23 to 2004 10-K

TIME-BASED RESTRICTED STOCK UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

1998 LONG TERM INCENTIVE PLAN, AS AMENDED

Name of Director:

Grant Date:

Number of Shares:

Vest Date:

Pursuant to the provisions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended (the “Plan”), the Board of Directors of Convergys Corporation (the “Board”) has granted you a time-based restricted stock unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1. Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall deliver to you the number of common shares, without par value, of Convergys Corporation (the “Shares”) indicated above as soon as administratively practicable following the Vest Date.

2. Forfeiture of Award.

a.	Your right to receive Shares that are the subject of this award shall be forfeited automatically and without further notice if you cease to be a member of the Board prior to the Vest Date for any reason other than death, disability or retirement. For purposes of this Agreement:

(i)	“disability” means an illness or injury which the Board determines prevents you from continuing to perform your duties as a member of the Board;

(ii)	“retirement” means retirement after having (I) attained the age specified in the retirement policy applicable to Board members, as amended from time to time or (II) completed five years of service on the Board.

b.	Your right to receive Shares pursuant to this award shall be forfeited to the extent you are permitted to elect and do elect in accordance with applicable rules and procedures to forfeit and/or surrender your rights hereunder in exchange for a credit to an account maintained for you pursuant to a deferred compensation plan maintained by the Company.

3. Death, Disability, Retirement. If you cease to be a member of the Board due to death, disability or retirement, this award will become fully vested as of the date you cease to be a Board member and the full number of Shares covered by this award will be delivered as soon as administratively practicable following the date you cease to be a Board member.

4. Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

5. Transferability. Your right to receive the Shares shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

6. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law.

7. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.

8. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

10. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

11. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

Please indicate your acceptance of this award by signing below.